PROMISSORY NOTE

$2,500,000.00	August __, 2006 Grand Rapids, Michigan

        FOR VALUE RECEIVED, TERRA LIBRE, LLC, a Michigan limited liability company (“Borrower”), promises to pay to the order of DR Holdings, LLC, a Michigan limited liability company (“Lender”), the principal amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) and interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal balance at a rate per annum of 10.0%. The principal of and interest on this Note shall be paid in full on third anniversary of the date of this Note. Upon 30 days prior written notice to Lender, Borrower may prepay all or part of the principal of this Note. Borrower may not re-borrow amounts that it prepays. Lender’s records shall be conclusive evidence, absent manifest error, of the amount outstanding under this Note at any time.

        Security. This Note and all obligations of Borrower under it are secured by the Pledge Agreement, dated as of the date of this Note, between Lender and Borrower (“Pledge Agreement”).Lender shall have all of the rights and powers set forth in the Pledge Agreement and in any other written agreements that have been or in the future are given to Lender by Borrower, as though they were fully set forth in this Note.

        Default and Acceleration. Each of the following shall be an event of default under this Note: (i) if default occurs in the payment of any installment of principal or interest under this Note; (ii) if default occurs in the performance of any other obligation to Lender under this Note or the Pledge Agreement; or (iii) if Borrower shall dissolve, liquidate, or make an assignment for the benefit of creditors. Upon the occurrence of any event of default, all or any part of the indebtedness evidenced by this Note and all or any part of all other indebtedness and obligations then owing by Borrower to the holder shall, at the option of the holder, become immediately due and payable without notice or demand. If a voluntary or involuntary case in bankruptcy, receivership or insolvency shall at any time begun by or against Borrower or if any levy, writ of attachment, garnishment, execution or similar process shall be issued against or placed upon any property of Borrower, then all such indebtedness shall automatically become immediately due and payable.

        Conversion.        At any time following the first anniversary of the date of this Note, Lender may convert a portion or all of the outstanding balance of this Note into a membership interest of Borrower by providing Borrower with written notice of its election of such conversion and the amount of the balance to be converted (the “Conversion Notice”). Upon the date on which the Conversion Notice is received by the Borrower, or such later date as set forth therein (the “Conversion Date”), such portion of this Note shall be converted into that percentage of membership interests of Borrower (the “Conversion Interests”) equal to the quotient, rounded to the nearest one-tenth of a percentage, of (x) the amount of the outstanding balance of this Note to be converted, dividedby (y) the outstanding balance of this Note plus the amount of net capital contributions made by the member(s) of Borrower, each as of the Conversion Date; provided that in no event shall the Conversion Interests exceed 99.5% of the membership interests of Borrower.

        If the entire balance of this Note is to be converted, then Lender shall surrender this Note, duly endorsed, at the office of Borrower. If only a portion of the balance of this Note is converted, then the balance of this Note shall be reduced by the amount converted, with the remaining balance continuing as outstanding under this Note. As of the Conversion Date, Lender shall be deemed to be accepted as a member of Borrower and the holder of the Conversion Interests without further action. As soon as practicable following conversion, Borrower shall issue and deliver to Lender evidence reasonably acceptable to Lender of Lender’s ownership of the Conversion Interests.

        Place and Application of Payments. Each payment upon this Note shall be made at the place that the holder of this Note directs in writing. Any payment upon this Note shall be applied first to any expenses then due and payable to Lender under this Note or the Pledge Agreement, then to any accrued and unpaid interest under this Note and then to the unpaid principal balance.

        Waivers. No delay by the holder of this Note in the exercise of any right or remedy shall operate as a waiver of it. No single or partial exercise by the holder of any right or remedy shall preclude any other or future exercise of it or the exercise of any other right or remedy. No waiver by the holder of any default or of any provision of this Note shall be effective unless in writing and signed by the holder. No waiver of any right or remedy on one occasion shall be a waiver of that right or remedy on any future occasion. The undersigned waive demand for payment, presentment, notice of dishonor and protest of this Note and waive all defenses based on suretyship or impairment of collateral. The undersigned consent to any extension or postponement of time of its payment, to any substitution, exchange or release of all or any part of any security given to secure this Note, to the addition of any party to it and to the release, discharge, waiver, modification or suspension of any rights or remedies against any person who may be liable for the indebtedness evidenced by this Note.

        Applicable Law and Jurisdiction. This Note shall be governed by and interpreted according to the laws of the State of Michigan, without giving effect to principles of conflict of laws. Borrower irrevocably agrees and consents that any action against Borrower for collection or enforcement of this Note may be brought in any state or federal court that has subject matter jurisdiction and is located in, or whose district includes, Kent County, Michigan, and that any such court shall have personal jurisdiction over Borrower for purposes of such action.

TERRA LIBRE, LLC BY: —————————————— Robert E. Schermer, Jr. Its Member

GUARANTY:

The undersigned guarantees the full and prompt payment and performance by Borrower of all of Borrower’s covenants and obligations under this Note. This guaranty is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment.

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Robert E. Schermer, Jr.